As filed with the Securities and Exchange Commission on October 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spruce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-2154263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Junipero Serra Boulevard, Suite 640 Daly City, California	94014
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2016 Equity Incentive Plan

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

Richard King

Chief Executive Officer

Spruce Biosciences, Inc.

2001 Junipero Serra Boulevard, Suite 640

Daly City, California 94014

(415) 294-1687

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristin VanderPas

Alexa Ekman

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Amended and Restated 2016 Equity Incentive Plan Common Stock, $0.0001 par value per share	2,402,539(2)	$2.64(5)	$6,342,702.96(5)	$692
2020 Equity Incentive Plan Common Stock, $0.0001 par value per share	2,647,684(3)	$15.00(6)	$39,715,260.00(6)	$4,333
2020 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	220,640(4)	$12.75(7)	$2,813,160.00(7)	$307
Total	5,270,863	N/A	$48,871,122.96	$5,332

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Spruce Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2016 Equity Incentive Plan (the “Prior Plan”), the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Prior Plan. No additional stock awards will be granted under the Prior Plan. Any shares of Common Stock subject to outstanding stock awards under the Prior Plan that (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation, will become available for issuance pursuant to awards granted under the 2020 Plan. See footnote (3) below.

(3)

Represents (i) 2,410,133 shares of Common Stock reserved for future issuance under the 2020 Plan and (ii) 237,551 shares of Common Stock remaining available for issuance under the Prior Plan at the time the 2020 Plan became effective. Pursuant to the terms of the 2020 Plan, any shares subject to outstanding stock awards under the Prior Plan that (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation, will become available for issuance pursuant to awards granted under the 2020 Plan. The 2020 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1st of each year, for a period of ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)

The 2020 ESPP provides that an additional number of shares of Common Stock will automatically be added annually to the shares authorized for issuance under the 2020 ESPP on January 1st of each year, for a period of ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, (ii) 441,280 shares of Common Stock and (iii) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the applicable January 1st. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such shares.

(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $15.00 per share (the “IPO Price”), which is the initial public offering price of Common Stock offered pursuant to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924) declared effective on October 8, 2020.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $12.75 per share, which is 85% of the IPO Price (the percentage of the price per share applicable to purchases under the 2020 ESPP).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)

The Registrant’s prospectus dated October 8, 2020 and filed on October 9, 2020 pursuant to Rule 424(b) of the Securities Act relating to the Registration Statement on Form S-1, as amended (File No.  333-248924), initially filed with the Commission on September 18, 2020, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, and the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act originally filed on October 8, 2020 (File No. 333-249397); and

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on October 5, 2020 (File No. 001-39594) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “General Corporation Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect on the closing of the Registrant’s initial public offering permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect on the closing of the Registrant’s initial public offering provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on October 5, 2020).

4.2	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the closing of the Registrant’s initial public offering of Common Stock (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

4.3	Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

4.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to the closing of the Registrant’s initial public offering of Common Stock (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

4.5	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on October 5, 2020).

4.6	Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated February 19, 2020 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of BDO USA, LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	Spruce Biosciences, Inc. Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

99.2	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Spruce Biosciences, Inc. Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

99.3	Spruce Biosciences, Inc. 2020 Equity Incentive Plan.

99.4	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Spruce Biosciences, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020).

99.5	Spruce Biosciences, Inc. 2020 Employee Stock Purchase Plan.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Daly City, State of California, on October 9, 2020.

SPRUCE BIOSCIENCES, INC.

By:	/s/ Richard King
Richard King
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard King and Samir Gharib, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard King Richard King	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2020

/s/ Samir Gharib Samir Gharib	Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2020

/s/ Michael Grey Michael Grey	Executive Chairman	October 9, 2020

/s/ Tiba Aynechi Tiba Aynechi, Ph.D.	Director	October 9, 2020

/s/ Dina Chaya	Director	October 9, 2020
Dina Chaya, Ph.D., C.F.A.

/s/ Jonas Hansson Jonas Hansson, M.Sc.	Director	October 9, 2020

/s/ Bali Muralidhar Bali Muralidhar, M.D, Ph.D.	Director	October 9, 2020

/s/ Niall O’Donnell Niall O’Donnell, Ph.D.	Director	October 9, 2020

/s/ Camilla V. Simpson	Director	October 9, 2020
Camilla V. Simpson, M.Sc.

/s/ Daniel Spiegelman	Director	October 9, 2020
Daniel Spiegelman